                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-65909


PROSPECTUS SUPPLEMENT
(To prospectus dated January 25, 1999)

                                  $150,000,000

                          [PENNZOIL-QUAKER STATE LOGO]

                              8.65% Notes due 2002

                                 ------------

   The notes will bear interest at the rate of 8.65% per year. We will pay interest on the notes twice a year on June 1 and December 1, beginning June 1, 2001. The notes will mature on December 1, 2002 and are not redeemable.

   If we default, your right to payment under the notes will be equal to the rights of holders of our other senior debt, whether current or future. We do not intend to list the notes on any securities exchange.

                                 ------------

   Investing in the notes involves certain risks. See "Risk Factors" beginning on page 2 of the accompanying prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                                      Per Note    Total
                                                      -------- ------------
   Public Offering Price                              99.823%  $149,734,500
   Underwriting Discount                                0.35%  $    525,000
   Proceeds to Pennzoil-Quaker State Company (before
    expenses)                                         99.473%  $149,209,500

   Interest on the notes will accrue from December 5, 2000.

                                 ------------

   The underwriter is offering the notes subject to various conditions. The underwriter expects to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on December 5, 2000.

                                 ------------

                              Salomon Smith Barney

November 30, 2000

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter has authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriter is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and that the information we previously filed with the SEC and incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                 ------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            PAGE
                                                                            ----
Summary....................................................................  S-1
Use of Proceeds............................................................  S-5
Capitalization.............................................................  S-5
About Pennzoil-Quaker State Company........................................  S-6
Description of Notes.......................................................  S-8
Underwriting............................................................... S-15
Legal Matters.............................................................. S-16
Experts.................................................................... S-16
Forward-Looking Statements................................................. S-16

                                   Prospectus

The Company................................................................    2
Risk Factors...............................................................    2
Use of Proceeds............................................................    3
Ratios of Earnings to Fixed Charges........................................    3
Description of Debt Securities.............................................    4
Capital Stock..............................................................   14
Plan of Distribution.......................................................   22
Legal Matters..............................................................   23
Experts....................................................................   23
Where You Can Find More Information........................................   23
Incorporation of Certain Documents by Reference............................   24

                                    SUMMARY

   This summary highlights information about us and the offering. It does not contain all information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision.

                                  Our Business

   Pennzoil-Quaker State Company is a leading worldwide automotive consumer products company. We have strong brand-name recognition in key product categories such as motor oil with Pennzoil(R), Quaker State(R) and Wolf's Head(R), fast oil change centers with Jiffy Lube(R) and car care products with Slick 50(R), Rain-X(R), Blue Coral(R), Black Magic(R), Westley's(R), Medo(R), Axius(TM), Gumout(R), Fix-A-Flat(R), The Outlaw(R), Snap(R), Classic(R) car wax, Pennzoil Roadside(TM) Rescue(R) and others.

   Our principal executive offices are located at Pennzoil Place, P.O. Box 2967, Houston, Texas 77252-2967, and our telephone number is (713) 546-4000.

                                  The Offering

Securities Offered..........  $150 million aggregate principal amount of 8.65%
                              notes due 2002.

Maturity Date...............  December 1, 2002.

Interest Payment Dates......  Interest will accrue from December 5, 2000 and will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2001.

Ranking.....................  The notes:

                              . are unsecured;

                              . rank equally in right of payment with all of
                                our existing and future senior indebtedness;

                              . are senior in right of payment to any future
                                subordinated indebtedness; and

                              . are effectively junior in right of payment to
                                future secured indebtedness, if any, and to all existing and future indebtedness of our subsidiaries, which as of September 30, 2000 totaled approximately $100 million (excluding intercompany liabilities).

Interest Rate and
 Adjustment.................  The notes will bear interest at a rate of 8.65%
                              per annum. At any time prior to maturity, the notes will bear additional interest at a rate of 0.75% per annum if the rating by either Moody's or S&P of our senior unsecured long-term debt falls below investment grade. Any increase in the interest rate will cease if our senior unsecured long-term debt is again rated as investment grade by both Moody's and S&P.

Put Option Upon a Rating
 Decline....................  If the rating by Moody's or S&P of our senior unsecured long-term debt falls below investment grade, each holder of notes will have the right to require us to purchase its notes at 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase. However, we will not be required to repurchase any notes prior to June 1, 2001.

Covenants...................  We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability to:

                              . incur indebtedness secured by liens, and

                              . engage in consolidations, mergers and sales of
                                assets.

                              For more details, see "Description of Notes-- Certain Covenants--Limitation on Liens" beginning on page S-10 and "Description of Debt Securities--Provisions Applicable to Both Senior and Subordinated Debt Securities--Consolidation, Merger and Sale of Assets" beginning on page 8 of the accompanying prospectus.

Use of Proceeds.............  We intend to use the net proceeds of approximately $149.1 million to reduce our commercial paper borrowings and borrowings under our money market lines. See "Use of Proceeds" on page S-5.

No Public Market............  There is no existing market for the notes. We cannot provide any assurance about:

                              . the liquidity of any markets that may develop
                                for the notes;

                              . your ability to sell your notes; or

                              . the prices at which you will be able to sell
                                your notes.

                              Future trading prices of the notes will depend on many factors, including:

                              . prevailing interest rates;

                              . our operating results;

                              . ratings of the notes; and

                              . the market for similar securities.

                              The underwriter has advised us that it currently intends to make a market in the notes after completion of the offering. It does not, however, have any obligation to do so, and it may discontinue any market-making activities at any time without any notice. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system.

Risk Factors................  We urge you to carefully read the "Risk Factors"
                              section beginning on page 2 of the accompanying prospectus before you make any investment decision.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data as of and for each of the years in the three-year period ended December 31, 1999 is derived from our audited consolidated financial statements. The information set forth below as of and for the nine months ended September 30, 1999 and 2000 is derived from our unaudited condensed consolidated financial statements that include, in our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation in all material respects of the financial position and results for the interim periods. You should read the following information in conjunction with our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                Nine Months Ended
                              Years Ended December 31,            September 30,
                          ----------------------------------  ----------------------
                             1997        1998        1999        1999        2000
                          ----------  ----------  ----------  ----------  ----------
                           (Expressed in thousands except
                                 per share amounts)                (Unaudited)
Statement of Operations
 Data (1)
Revenues (2)............  $2,013,160  $1,850,138  $2,988,932  $2,223,677  $2,437,346
Costs and expenses
 Cost of sales..........   1,182,742   1,279,220   2,182,632   1,608,275   1,835,603
 Purchases from
  affiliate (3).........     336,413     115,703          --          --          --
 Selling, general and
  administrative........     350,123     339,799     520,660     394,823     390,328
 Restructuring charges
  (4)...................          --          --          --          --      34,405
 Depreciation and
  amortization..........      64,490      77,210     123,363      95,526      74,882
 Acquisition related
  expenses (5)..........          --      10,645      86,173      46,640          --
 Impairment of long-
  lived assets (6)......          --      29,613     493,910          --          --
 Taxes, other than
  income................      11,956      12,210      16,984      12,492      13,738
 Interest charges.......      12,847      13,826      80,588      58,965      69,576
 Affiliated interest
  (7)...................      56,374      56,372          --          --          --
 Interest capitalized...      (7,441)       (255)         --          --          --
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income tax.............       5,656     (84,205)   (515,378)      6,956      18,814
Income tax provision
 (benefit)..............       6,245     (38,338)   (194,447)      9,617      17,272
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......  $     (589) $  (45,867) $ (320,931) $   (2,661) $    1,542
                          ==========  ==========  ==========  ==========  ==========
Balance Sheet Data (8)
Total current assets....  $  399,360  $  736,571  $  686,038  $  768,635  $  770,435
Total assets............  $1,559,623  $3,144,994  $2,733,221  $3,074,799  $2,830,433
Total debt and capital
 lease obligations (9)..  $  458,620  $1,105,617  $1,100,416  $1,065,480  $1,286,407
Shareholders' equity....  $  256,380  $1,350,207  $  949,868  $1,312,884  $  912,173
Other Data (10)
Ratio of earnings to
 fixed charges..........          --          --          --        1.10        1.16
Amount by which fixed
 charges exceed
 earnings...............  $      493  $   82,556  $  513,868          --          --

(1) The acquisition of Quaker State Corporation occurred at year-end 1998. The statement of operations data of Pennzoil-Quaker State Company does not include Quaker State's results of operations for years prior to 1999.
(2) The increase in revenues for the nine months ended September 30, 2000 as compared to the same period in 1999 was primarily due to higher refined product prices partially offset by lower Jiffy Lube revenues resulting from fewer company operated service centers. The increase in revenues for the year ended December 31, 1999 as compared to the year ended December 31, 1998 was primarily due to the acquisition of Quaker State on December 30, 1998. The decrease in revenues for the year ended December 31, 1998 as compared to the year ended December 31, 1997 was primarily the result of our contribution of most of our specialty industrial products business to Penreco, a partnership with Conoco, in October 1997. Beginning in the fourth quarter of 1997, our share of Penreco's earnings, net of expenses, is reflected in revenues.
(3) Represents purchases of crude oil from Pennzoil Company at market prices.
(4) Represents accrued costs associated with a general and administrative cost reduction effort. These charges primarily included severance for approximately 400 administrative and operational employees, the accrual of future lease obligations and consolidation costs of office space in Houston.
(5) Pretax charges related to the December 30, 1998 acquisition of Quaker
    State.
(6) In December 1999, the base oil and specialty products segment recorded a pretax charge of $480.0 million related to the expected disposition of our refineries, and the lubricants and consumer products segment recorded a pretax charge of $13.9 million related to the closure of our Rouseville, Pennsylvania blending and packaging plant. In December 1998, the Jiffy Lube segment recorded a pretax charge of $29.6 million to reflect the impairment of long-lived assets as required under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."
(7) Represents interest associated with affiliated debt between us and Pennzoil Company prior to the December 1998 separation. The average interest rates applicable to amounts outstanding under these credit arrangements during 1998 and 1997 were 9.8% and 9.8%, respectively.
(8) Balance sheet data of Pennzoil-Quaker State Company include the fair value of assets and liabilities of Quaker State as of December 31, 1998.
(9) Includes current maturities of long-term and current portion of capital lease obligations.
(10) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges and amortization of capitalized interest less capitalized interest and undistributed equity earnings (losses) of joint ventures) by fixed charges (interest expense plus capitalized interest and the portion of rental expense that represents the interest factor).

     SELECTED UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA

   The following unaudited pro forma information has been prepared as if the acquisition of Quaker State occurred on January 1, 1997 after including amortization of goodwill, brands and other intangible assets, interest expense and related income tax effects. The unaudited pro forma information does not reflect adjustments for any estimated general and administrative expense savings, operational efficiencies and costs related to the acquisition of Quaker State. The unaudited pro forma information is not necessarily indicative of results that would have actually occurred had the acquisition of Quaker State been consummated on January 1, 1997 or future results of operations.

                                                         Years Ended December
                                                                  31,
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
                                                             (Expressed in
                                                         thousands except per
                                                            share amounts)
                                                              (Unaudited)
Revenues................................................ $3,021,565  $3,217,020
Net loss (1)............................................    (33,191)     (1,729)

--------
(1) The 1998 net loss includes after-tax charges of $82.5 million ($124.5 million pretax) related to the acquisition of Quaker State, impairment of long-lived assets, restructuring charges and other matters.

                                USE OF PROCEEDS

   We expect the net proceeds from the offering of the notes to be approximately $149.1 million, after deducting discounts to the underwriter and estimated expenses of the offering that we will pay. We intend to use the net proceeds to reduce our outstanding commercial paper borrowings, which have maturities up to 90 days, and borrowings under our money market lines. At September 30, 2000, our commercial paper borrowings totaled $361.2 million with a weighted average interest rate of 7.08%, and borrowings under our money market lines totaled $55.5 million with a weighted average interest rate of 7.00%.

                                 CAPITALIZATION

   The following table sets forth information as of September 30, 2000 with respect to our capitalization and our adjusted capitalization after giving effect to the proposed issuance of $150 million of notes and the application of the net proceeds therefrom to reduce our outstanding commercial paper borrowings and borrowings under our money market lines.

   Our commercial paper borrowings and borrowings under our money market lines are classified as long-term debt as of September 30, 2000 as a result of the availability of committed long-term credit facilities to refinance these short-term credit borrowings and our intent to maintain these commitments in excess of one year. Our revolving credit facility with a group of banks provides for up to $600.0 million of committed unsecured revolving credit borrowings through December 14, 2000, with any outstanding borrowings on such date being converted into a term credit facility terminating on November 14, 2001. There were no borrowings outstanding under this revolving credit facility at December 31, 1999, at September 30, 2000 or on the date of this prospectus supplement. We expect to replace this facility prior to December 14, 2000 with a new facility providing for up to $450 million of committed unsecured revolving credit borrowings.

                                                           September 30, 2000
                                                          ---------------------
                                                                         As
                                                          Historical  Adjusted
                                                          ---------- ----------
                                                              (expressed in
                                                               thousands)
Short-term debt
  Current maturities of long-term debt and current
   portion of capital lease obligations.................. $   16,575 $   16,575
                                                          ---------- ----------
Long-term debt, excluding current maturities
  8.650% notes due 2002..................................         --    150,000
  6.625% notes due 2005..................................    100,000    100,000
  6.750% notes due 2009..................................    200,000    200,000
  7.375% debentures due 2029.............................    400,000    400,000
  Pollution control bonds................................     50,553     50,553
  Commercial paper and money market lines................    416,726    267,642
  Capital lease obligations..............................     63,289     63,289
  Other..................................................     39,264     39,264
                                                          ---------- ----------
    Total long-term debt and capital lease obligations...  1,269,832  1,270,748
                                                          ---------- ----------
Shareholders' equity.....................................    912,173    912,173
                                                          ---------- ----------
Total capitalization..................................... $2,198,580 $2,199,496
                                                          ========== ==========

                      ABOUT PENNZOIL-QUAKER STATE COMPANY

   We are a leading worldwide automotive consumer products company. We are engaged primarily in the manufacturing and marketing of lubricants and other automotive consumer products and in the franchising, ownership and operation of fast oil change centers. We have strong brand-name recognition in key product categories such as motor oil with Pennzoil(R), Quaker State(R) and Wolf's Head(R), fast oil change centers with Jiffy Lube(R), and car care products with Slick 50(R), Rain-X(R), Blue Coral(R), Black Magic(R), Westley's(R), Medo(R), Axius(TM), Gumout(R), Fix-A-Flat(R), The Outlaw(R), Snap(R), Classic(R) car wax, Pennzoil Roadside(TM) Rescue(R) and others.

   Pennzoil-Quaker State Company is the result of the separation on December 30, 1998 of the lubricants and consumer products, fast lube and base oil and specialty products operations of Pennzoil Company and the acquisition by Pennzoil-Quaker State Company of Quaker State Corporation.

   Our businesses are organized, managed and reported in four segments: (1) lubricants and consumer products, (2) Jiffy Lube, (3) Excel and (4) base oil and specialty products.

Lubricants and Consumer Products

   Our lubricants and consumer products segment manufactures and markets lubricants and other automotive consumer products.

   Lubricants. We manufacture and market Pennzoil(R), Quaker State(R), Wolf's Head(R) and other motor oils. We also manufacture and market other lubricants such as transmission fluids, gear lubricants and greases, as well as specialty lubricants designed for sport utility vehicles, marine craft, motorcycles and snowmobiles. These other lubricants are sold under the Pennzoil(R) and Quaker State(R) brand names and certain private label and proprietary brand names. We also market automobile consumer products manufactured by third parties such as oil filters, air filters and antifreeze.

   The primary markets for our lubricants are mass merchandisers, auto parts stores, oil change centers and automobile dealerships. Secondary markets include convenience stores, drug stores, grocery stores, tire stores and independent automotive repair facilities.

   We are currently pursuing the divestiture of our lubricants business for heavy duty agricultural and construction equipment as well as other non-core lubricants assets.

   Consumer Products. We manufacture and market automotive polishes and car wash products, automotive air fresheners and fragrance products and automotive seat covers and cushions. We market automobile engine and fuel treatments, automotive window shades, automotive glass treatments, tire inflators and other automotive accessories. Our consumer products are marketed under brand names such as Slick 50(R), Rain-X(R), Blue Coral(R), Black Magic(R), Westley's(R), Medo(R), Axius(TM), Gumout(R), Fix-A-Flat(R), The Outlaw(R), Snap(R), Classic(R) car wax and Pennzoil Roadside(TM) Rescue(R).

   Our consumer products are marketed primarily to the consumer through mass merchandisers and auto parts stores, and secondarily through the installed market (oil change centers, service stations, automobile dealerships, etc.).

Jiffy Lube

   We provide fast automotive preventive maintenance services in the United States through Jiffy Lube(R) service centers and in Canada through Q Lube(R) service centers. As of September 30, 2000, 2,172 Jiffy Lube(R) service centers were open in metropolitan areas throughout the United States. Franchisees operated 1,661 of these service centers and the other 511 service centers were owned and operated by Jiffy Lube.

Excel

   We and Conoco, Inc. are equal partners in Excel Paralubes, which operates a state-of-the-art base oil hydrocracker facility located at Conoco's refinery near Lake Charles, Louisiana. The facility is capable of producing approximately 20,000 barrels per day of high-quality base oils, the base ingredient in finished lubricants. We purchase 50% or more of the base oil production volume of Excel Paralubes at contract rates based on prevailing market prices.

Base Oil and Specialty Products

   Our base oil and specialty products segment includes our Shreveport, Louisiana refining and related fuels marketing operations, our interest in our Penreco partnership with Conoco and our interest in VASSA, a Venezuelan light oil production joint venture.

   During 1999, we completed a strategic review of our manufacturing assets and businesses, including refineries, partnerships and packaging plants. During the review, we evaluated the strategic and financial advantages and disadvantages we derive from the vertical integration of our manufacturing and marketing capabilities. Based on the results of this review, we decided to withdraw from the refining business and to dispose of our refineries and related assets.

   We are currently pursuing the divestiture of our Shreveport, Louisiana manufacturing facility, which produces the paraffinic base oil used in the blending of motor oil and other lubricants sold to industrial customers. The manufacturing facility also produces gasoline, distillates, waxes, petrolatums, special cut kerosenes, transformer oils, process oils and other naphthenic base oils for use in producing specialty industrial products or for sale to industrial customers.

   In April 2000, we completed the sale of our Rouseville, Pennsylvania wax processing facilities and the related assets at the Rouseville facility. Also included in the sale was our share of the Bareco Products partnership with Baker Petrolite Corporation. We received net proceeds of $27.6 million from the sale.

   We are currently pursuing the divestiture of our interest in our Penreco partnership with Conoco. In October 1997, we contributed to Penreco our operations related to petrolatums, white oils, ink solvents, sulfonates and other specialty petroleum products, including manufacturing facilities in Karns City, Pennsylvania and Dickinson, Texas. Conoco contributed to Penreco its solvents business, which sells products primarily into the drilling fluids, mining and cleaning products markets and as carrier oils for many consumer products. Products from Penreco are marketed under the Penreco(R), Magie Bros(R), Conosol(R) and LVT(R) brand names. Penreco markets to manufacturers and end-users directly and through licensed distributors. We are also currently pursuing the divestiture of our interest in VASSA.

                              DESCRIPTION OF NOTES

   The following description of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus, to which description reference is hereby made. We will issue the notes as a separate series of senior debt securities under the indenture dated as of February 1, 1999 that we have entered into with The Chase Manhattan Bank (successor to Chase Bank of Texas, National Association), as trustee, which is more fully described in the accompanying prospectus. We will issue the notes pursuant to a resolution of our board of directors setting forth specific terms applicable to the notes. The statements under this caption relating to the notes, the indenture and the board resolution are brief summaries only, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture and the notes, forms of which are available from us.

General

   The notes will be limited to $150,000,000 in aggregate principal amount and will mature on December 1, 2002. The notes will bear interest from December 5, 2000, at the annual rate set forth on the cover page of this prospectus supplement. We will pay interest semiannually on June 1 and December 1 of each year, commencing June 1, 2001, to the holders of record of the notes at the close of business on the preceding May 15 or November 15, whether or not such day is a business day. All payments of interest and principal will be payable by us in United States dollars. We will issue the notes only in book-entry form. See "--Book-Entry System" below and "Description of Debt Securities-- Provisions Applicable to Both Senior and Subordinated Notes--Securities in Global Form" on page 10 of the accompanying prospectus. If the notes are no longer in book-entry form, principal and interest on the notes will be payable at the corporate trust office of the trustee in Dallas, Texas. The notes will not be subject to redemption and will not have the benefit of any sinking fund.

   The notes will be senior unsecured obligations and will rank equally in right of payment to all our other senior indebtedness, whether current or future. The notes will rank senior in right of payment to our future subordinated indebtedness, if any, and will be effectively junior in right of payment to our future secured indebtedness, if any, and to all our existing and future indebtedness and other liabilities of subsidiaries. As of September 30, 2000, our subsidiaries had approximately $100 million of indebtedness, excluding intercompany liabilities. As of September 30, 2000, as adjusted to give effect to the issuance of the notes and the anticipated use of proceeds therefrom, we would have had an aggregate of $1.27 billion of consolidated indebtedness. See "Capitalization" on page S-5.

Interest Rate Adjustment and Put Option Upon a Rating Decline

   Interest Rate Adjustment. The notes will initially bear interest from December 5, 2000 at the annual rate set forth on the cover page of this prospectus supplement. The rate will be subject to adjustment from time to time to reflect changes in the rating of the notes.

   If at any time prior to the maturity of the notes, we experience a "rating decline," then, beginning with the first day after the announcement of the rating decline through the first date that our senior unsecured long-term debt is again rated as investment grade by both rating agencies, the notes will bear additional interest at a rate of 0.75% per annum. If, after the rate of interest so increases, our senior unsecured long-term debt is again rated as investment grade by both rating agencies, then as of the following day the notes will again bear interest at the annual rate set forth on the cover page of this prospectus supplement, subject to reinstatement of the additional interest rate of 0.75% per annum should we again experience a "rating decline." We will give prompt written notice to the trustee and the noteholders of any change in the interest rate on the notes, indicating both the effective date of the change and the circumstances requiring it.

   Our current senior unsecured long-term debt rating by Moody's Investors Service, Inc. is Baa2 under review for possible downgrade, and our current rating by Standard & Poor's Ratings Services is BBB- with a negative outlook.

   Put Option. If a rating decline occurs after May 1, 2001, but before November 1, 2002, or it occurs on or prior to and is continuing as of May 1, 2001, each holder of notes will have the right, at his or her option, for so long as our senior unsecured long-term debt is not again rated investment grade by both rating agencies, to require us to purchase all or any part of his or her notes (in integral multiples of $1,000) at a purchase price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, by delivering the notes to us. This put right will lapse if, at the time the notes are delivered to us for purchase, our senior unsecured long-term debt is again rated investment grade by both rating agencies.

   A "rating decline" means a reduction of the rating of our senior unsecured long-term debt below investment grade by either rating agency.

   The "rating agencies" means Moody's Investors Service, Inc. (or Moody's) and Standard & Poor's Ratings Services (or S&P), a division of The McGraw Hill Companies, Inc., or, if either Moody's or S&P are not publicly rating our senior unsecured long-term debt, then another nationally recognized securities rating agency will be selected by us and substituted for whichever agency is not publicly rating our senior unsecured long-term debt.

   "Investment grade" means Baa3 or higher by Moody's or BBB- or higher by S&P or the equivalent of these ratings by these or any other permitted rating agency.

   The "purchase date" means, with respect to any noteholder, no earlier than June 1, 2001 and no later than 30 days after the notes have been delivered to us by the noteholder.

   We are obligated to give notice to noteholders and the trustee on May 1, 2001 in the event of a rating decline that occurs on or prior to and is continuing on May 1, 2001 and within 5 business days following a rating decline that occurs after May 1, 2001. The notice will specify:

  . the place at which the notes are to be presented and surrendered for purchase, if they are no longer in book-entry form,

  . that interest will accrue to the purchase date and will be paid upon delivery of the notes, and

  . that interest will cease to accrue as of the purchase date on all notes purchased by us.

   We will comply with any applicable tender offer rules, including Rule 14e-1 under the Securities Exchange Act of 1934, if this put option is triggered upon the occurrence of a rating decline. So long as the notes are in book-entry form, delivery of notes for purchase will be made through DTC in accordance with its applicable procedures, and we will make, or cause the trustee to make, payment to DTC by the close of business on the applicable purchase date against delivery through DTC of the tendered notes, of the purchase price for all notes tendered for purchase by us.

   We may not be able to obtain sufficient funds to make the required purchases at the time of a rating decline, if one occurs. If we are unable to comply with our purchase obligations, it would constitute an event of default under the indenture, which would lead to cross defaults or cross accelerations of our other debt then outstanding. At September 30, 2000, we had an aggregate of approximately $1.27 billion of outstanding long-term debt and capital lease obligations (without giving effect to the repayment of any debt with the proceeds from the sale of the notes, as described in "Use of Proceeds"), which would have cross defaults or cross accelerations triggered if an event of default arose under the indenture. These cross defaults and cross accelerations could, in turn, make it more difficult, if not impossible, for us to meet our obligations under the notes.

Certain Covenants

   The indenture does not limit the amount of indebtedness or other obligations that may be incurred by us and our subsidiaries. The indenture does not contain any covenants or other provisions that are intended to afford holders of the notes special protection in the event of a highly leveraged transaction by us or a decline in the credit rating of the notes resulting from a takeover, recapitalization or similar restructuring.

   Limitation on Liens. We will covenant that, as long as any notes are outstanding, we will not, and will not permit any of our material subsidiaries to, pledge, mortgage, hypothecate or grant a security interest in, or permit any lien upon, any of our property or assets or the property or assets of any material subsidiary to secure any indebtedness, without making effective provision whereby the notes shall (so long as such other indebtedness shall be so secured) be equally and ratably secured with any and all such other indebtedness and any other debt similarly entitled to be equally and ratably secured (including any other series of outstanding senior debt under the indenture).

   The only current "material subsidiary" under the terms of the indenture is Jiffy Lube International, Inc. Therefore, the restriction on liens only applies to Pennzoil-Quaker State Company and Jiffy Lube and does not apply to any other of our subsidiaries. The indenture contains no restriction on our disposition of the stock or assets of a material subsidiary or any other subsidiary of ours. Moreover, the indenture does not prohibit us or any material subsidiary from (a) doing business through any existing or new subsidiary that is not a material subsidiary and, therefore, not subject to the restriction on liens in the indenture or (b) transferring assets or businesses to those subsidiaries.

   The restriction on liens will not apply to:

     (a) any lien upon any property or assets (together with receivables and intangibles related to such property or assets and the cash proceeds thereof) created at the time of the acquisition or construction of such property or assets by us or any material subsidiary of ours or within one year after such time to secure all or a portion of the purchase price or construction costs (or indebtedness incurred to finance such purchase price or construction costs) for such property or assets;

     (b) any lien upon any property or assets (together with receivables and intangibles related to such property or assets and the cash proceeds thereof) existing on that property or assets at the time of the acquisition of that property or assets by us or any material subsidiary of ours (whether or not the obligations secured by that property or assets are assumed by us or any subsidiary of ours);

     (c) any lien upon any property or assets (together with receivables and intangibles related to such property or assets and the cash proceeds thereof), whenever acquired, of any person or entity that becomes a material subsidiary after the date of the first issuance of the notes, provided that (i) the instrument creating such lien shall be in effect prior to the time such person or entity becomes a material subsidiary and
  (ii) such lien shall only apply to properties or assets (together with receivables and intangibles related to such property or assets and the cash proceeds thereof) owned by such person or entity at the time it becomes a material subsidiary or thereafter acquired by it from sources other than us or another material subsidiary;

     (d) any extension, renewal or refunding of any lien permitted by clause
  (a), (b) or (c) above on substantially the same property or assets theretofore subject thereto;

     (e) any lien in favor of us and any lien created or assumed by a subsidiary of ours in favor of another subsidiary of ours;

     (f) any lien created or assumed by us or a material subsidiary of ours in connection with the issuance of a debt security, the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or a subsidiary of ours;

     (g) any lien existing in connection with any sale, securitization or monetization of receivables or other rights to receive payment by us and any of our subsidiaries, so long as such sale, securitization or monetization is treated as a sale pursuant to applicable financial accounting standards; or

     (h) any lien securing any indebtedness in an amount which, together with all other indebtedness secured by a lien that is not otherwise permitted under the terms of clause (a), (b), (c), (d), (e) or (f) above does not at the time of the incurrence of the indebtedness so secured exceed 5% of our consolidated net tangible assets as of the end of the most recent quarter.

   Consolidation, Merger and Sale of Assets. See "Description of Debt Securities--Provisions Applicable to Both Senior and Subordinated Debt Securities--Consolidation, Merger and Sale of Assets" beginning on page 8 of the accompanying prospectus for terms of the notes relating to consolidation, merger or sale of assets.

Definitions

   The following terms have these specified meanings under our indenture or the board resolution.

  "Capital lease obligations" of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under generally accepted accounting principles, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

  "Consolidated net tangible assets" means the total amount of assets, including all cash received from asset sales during the 12 months prior to the date of determination to the extent that such cash has not been reinvested, by us and our subsidiaries on a consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any which are, by their terms, extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt premium or discount and expense and other like intangible assets, determined in accordance with generally accepted accounting principles.

  A "guarantee" of or by any person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such indebtedness or obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

  "Indebtedness" of any person means, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (e) all obligations of such person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such person, whether or not the indebtedness secured thereby has been assumed, (g) all guarantees by such person of indebtedness or others, (h) all capital lease obligations of such person, (i) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such person in respect of bankers acceptances. The indebtedness of any person shall include the indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person's ownership interest in or other relationship with such entity, except to the extent the terms of such indebtedness provide that such person is not liable therefor.

  A "lien" means (x) with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (y) the interest of the lessor under a lease incurred after the date of the first issuance of the notes with a term of three years or more that should be, in accordance with generally accepted accounting principles, recorded as a capital lease.

  A "material subsidiary" means each of (a) any subsidiary of ours whose percentage of the consolidated net tangible assets represented by such subsidiary's portion of such consolidated net tangible assets (after intercompany eliminations) exceeds 10% as of the end of the most recently completed fiscal quarter, and (b) any other subsidiary which at the time shall have been designated as a material subsidiary by us in an officers' certificate delivered to the trustee for such purpose.

  A "person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

  A "subsidiary" means, with respect to us at any date, any corporation, limited liability company, partnership, association or other entity, the accounts of which would be consolidated with ours in our consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by us or one or more subsidiaries of ours or by us and one or more subsidiaries of ours.

Book-Entry System

   We will issue the notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of The Depository Trust Company, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

   DTC has advised us and the underwriter as follows:

  . DTC is a limited-purpose trust company organized under the New York
    Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

  . DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  . Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

  . DTC is owned by a number of its direct participants and by the New York
    Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc.

  . Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  . The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

   Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants' records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

   To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the global notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in the listing attached to the omnibus proxy).

   Principal and interest payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

   DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for the accuracy thereof.

   Neither we, the trustee nor the underwriter will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct participants or beneficial owners.

   So long as the notes are in DTC's book-entry system, secondary market trading activity in the notes will settle in immediately available funds. All applicable payments of principal and interest on the notes issued as global notes will be made by us in immediately available funds.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated November 30, 2000, Salomon Smith Barney Inc. has agreed to purchase, and we have agreed to sell to such underwriter, the entire principal amount of notes.

   The underwriting agreement provides that the obligation of the underwriter to purchase the notes included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriter is obligated to purchase all the notes if it purchases any of the notes.

   The underwriter proposes to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not in excess of 0.25% of the principal amount of the notes. The underwriter may allow, and such dealers may reallow, a concession not in excess of 0.125% of the principal amount of the notes on sales to certain other dealers. After the initial offering to the public, the public offering price and such concessions may be changed.

   In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriter in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

   The notes are a new series of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. The underwriter has advised us that it intends to make a market in the notes, but the underwriter is under no obligation to do so and such market-making activities may be terminated at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the notes.

   We estimate that our total expenses of this offering will be $125,000.

   We have agreed to indemnify the underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments which the underwriter might be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

   Certain legal matters in connection with the notes offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and for the underwriter by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

   The audited consolidated financial statements of Pennzoil-Quaker State Company as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The financial statements of Excel Paralubes as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K of Pennzoil-Quaker State Company for the year ended December 31, 1999, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                           FORWARD-LOOKING STATEMENTS

   This prospectus summary and the accompanying prospectus, including the information incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current views on future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified in "Risk Factors" in the accompanying prospectus, as well as the following:

  . general economic, financial and business conditions, which could affect our financial condition and results of operations;

  . commodity pricing variations, including crude oil prices, which affect, directly or indirectly, margins, supply and demand, and results of operations in our motor oil and refined products segment;

  . vigorous competition within our product market, including pricing and promotional, advertising or other activities designed to preserve or gain market share, the timing and intensity of which cannot be foreseen;

  . the costs, effects and liabilities associated with legal, regulatory or administrative proceedings and any required remedial action, anticipated or unanticipated.

   These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. You can identify forward-looking statements by the use of words such as "expect," "estimate," "intend," "project," "budget," "forecast," "anticipate," "plan" and similar expressions. Forward-looking statements include all statements regarding our expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management, and markets for stock. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                                                      PROSPECTUS

                                 $1,000,000,000
                         Pennzoil-Quaker State Company
                                Debt Securities
                                  Common Stock
                                Preferred Stock
                                    Warrants

   Pennzoil-Quaker State Company may offer from time to time its (1) unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures, and/or other unsecured evidences of indebtedness in one or more series; (2) shares of common stock; (3) shares of preferred stock, in one or more series, which may be convertible into or exchangeable for common stock or debt securities; and (4) warrants to purchase debt securities, preferred stock, common stock or other securities.

   The aggregate initial offering price of the securities that we offer will not exceed $1,000,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

   We will provide the specific terms of the securities in supplements to this Prospectus. You should read this Prospectus and the Prospectus Supplements carefully before you invest in the securities. This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

   Consider carefully the risk factors beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is January 25, 1999

                                  THE COMPANY

   Pennzoil-Quaker State Company (the "Company") is a premier worldwide automotive aftermarket products and consumer car care company. The Company has strong brand-name recognition in key product categories, such as motor oil with Pennzoil(R) and Quaker State(R), fast oil changes with Jiffy Lube(R) and Q Lube(R), and car care products with Slick 50(R), Rain-X(R), Blue Coral(R), Black Magic(R), Westley's(R), Medo(R), Axius(R), Gumout(R), Fix-A-Flat(R), Outlaw(R), Snap(R), Classic(R) Car Wax and others.

   The Company is the result of the consolidation and separation (the "Spin-off") of the motor oil, refined products and Jiffy Lube(R) fast lube operations of PennzEnergy Company, formerly Pennzoil Company ("PennzEnergy"), and the subsequent acquisition by the Company of Quaker State Corporation ("Quaker State") through a merger (the "Merger").

   The Company, incorporated in Delaware, maintains its principal executive offices at Pennzoil Place, P.O. Box 2967, Houston, Texas 77252-2967, and its telephone number is 713/546-4000.

                                  RISK FACTORS

Potential Difficulties Resulting from the Merger

   The Company and Quaker State have previously operated separately. The management team of the Company has little experience with the combined business. The Company may not be able to integrate the operations of the Company and Quaker State without a loss of key employees, customers, franchisees or suppliers; loss of revenues; increase in operating or other costs; or other difficulties. In addition, the Company may not be able to realize the operating efficiencies and other benefits sought from the Merger. The Company will evaluate any plans to restructure its subsidiaries and determine what aspects, if any, of those plans to undertake.

   The franchise agreements used by Jiffy Lube and Q Lube, Inc. grant certain exclusive territorial rights to the franchisees. In addition to these rights, some franchisees of Jiffy Lube and Q Lube, Inc. have additional exclusive territories encompassing larger geographic areas; there are 16 such additional exclusive territories. Franchisees may claim that contractual or other rights are impaired as a result of the Merger, even if the Company and Quaker State franchise operations are each operated post-Merger on an independent, stand-alone basis.

Recent Losses

   The Company incurred net losses from continuing operations for each of the years ended December 31, 1997, 1996, 1995 and 1994. Quaker State incurred net losses from continuing operations before extraordinary items for the years ended December 31, 1997 and 1995. There can be no assurance that the Company will be profitable.

Different Factors Affecting the Company's Business

   The combined businesses of the Company and Quaker State include a range of products and services, scope of operations, customers, competitors and suppliers that is more diverse than those of either the Company or Quaker State before the Merger. Accordingly, the results of operations and prospects for the Company following the Merger, as well as its stock price, may be affected by factors that are different from those that have affected the Company or Quaker State in the past.

Year 2000 Issues

   Like most other companies, the Company strives to ensure that its information systems are able to recognize and process date-sensitive information properly as the year 2000 approaches. Systems that do not properly recognize and process this information could generate erroneous data or even fail. The Company is conducting reviews of its key computer systems and has identified a number of systems that could be affected by the year 2000 issue. The Company is undertaking to upgrade these systems to allow them to function properly. If these steps are not completed successfully in a timely manner, the Company's operations and financial performance could be adversely affected through disruptions in operations.

Tax Risks

   If the Spin-off is considered part of a plan or a series of related transactions pursuant to which one or more persons acquire, directly or indirectly, a 50% or greater interest in the Company or PennzEnergy (an "Ownership Change"), PennzEnergy will recognize gain under section 355(e) of the Internal Revenue Code of 1986, as amended, as if it had sold the stock of the Company for an amount equal to its fair market value. Under a tax separation agreement between the Company and PennzEnergy, the Company will be liable to PennzEnergy for any such tax arising from an Ownership Change of the Company, unless the Ownership Change results from an act of PennzEnergy or any of its subsidiaries or affiliates. The amount of this liability could be substantial. The Company believes that there is no plan that would cause gain to be recognized in this manner. Acquisitions that occur within the four-year period beginning two years before the date of the Spin-off will be presumed to be part of such a plan, however, and such a plan could be deemed to exist even if the Company is not aware of it.

Certain Antitakeover Provisions

   The Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, among other things, provide for a classified Board of Directors with staggered terms, restrict the ability of stockholders to take action by written consent and authorize the Board of Directors to set the terms of preferred stock. In addition, the Company's Restated Certificate of Incorporation and the Delaware General Corporation Law contain provisions that impose restrictions on business combinations with interested parties. The Company has also adopted a stockholders' rights plan. The stockholders' rights plan, the provisions of the Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, and the Delaware General Corporation Law may have the effect of delaying, deferring or preventing a change in control of the Company.

                                USE OF PROCEEDS

   Except as otherwise described in any Prospectus Supplement, the net proceeds from the sale of securities offered from time to time using this Prospectus ("Securities") will be used for general corporate purposes, which may include repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth the computation of ratio of earnings to fixed charges for the periods shown (a) on a pro forma basis as if the merger with Quaker State occurred as of January 1, 1997 and (b) on a historical basis for the Company.

   Pennzoil-Quaker State
          Company                     Pennzoil-Quaker State Company
         Pro Forma                             Historical
----------------------------   -------------------------------------------------
 Nine months                    Nine months
    ended        Year ended        ended
September 30,   December 31,   September 30,     Years ended December 31,
-------------   ------------   -------------   ---------------------------------
    1998            1997           1998        1997   1996   1995   1994   1993
    ----            ----           ----        ----   ----   ----   ----   ----
    1.80            1.09           1.25         --     --     --     --    1.24

   The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges and amortization of capitalized interest less capitalized interest and undistributed equity earnings (losses) of joint ventures) by fixed charges (interest expense plus capitalized interest and the portion of rental expense that represents the interest factor). On a historical basis, the Company's fixed charges exceed earnings by approximately $.5 million for the year ending December 31, 1997, $5.7 million for the year ending December 31, 1996, $73.5 million for the year ending December 31, 1995 and $17.1 million for the year ending December 31, 1994.

                         DESCRIPTION OF DEBT SECURITIES

   The following description of the Company's unsecured debt securities, which may consist of senior notes and debentures and subordinated notes and debentures (the "Debt Securities"), sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

   The Debt Securities will be general unsecured obligations of the Company and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), the Debt Securities will be issued under an Indenture (the "Senior Indenture") between the Company and Chase Bank of Texas, National Association ("Chase"), Trustee under the Senior Indenture (the "Senior Trustee"). In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Indenture") between the Company and Chase, Trustee under the Subordinated Indenture (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to herein individually as an "Indenture" and collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to as the "Trustee." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein.

Provisions Applicable to Both Senior and Subordinated Debt Securities

 General

   The Indentures do not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Indentures do not limit the amount of other unsecured indebtedness or securities which may be issued by the Company. Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving the Company.

   Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities, which will be issued in registered form:

     (1) the title of the Offered Debt Securities, which may include medium-term notes, and the aggregate principal amount of the Offered Debt Securities;

     (2) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form;

     (3) the date or dates on which the principal of and premium, if any, on the Offered Debt Securities is payable or the method of determination thereof;

     (4) the rate or rates, or the method of determination thereof, at which the Offered Debt Securities will bear interest, if any;

     (5) whether and under what circumstances Additional Amounts with respect to the Offered Debt Securities will be payable;

     (6) the date or dates from which such interest will accrue;

     (7) the interest payment dates on which such interest will be payable and the record date for the interest payable on any Offered Debt Securities on any interest payment date;

     (8) the place or places where the principal of, premium and interest, if any, on and any Additional Amounts with respect to the Offered Debt Securities will be payable;

     (9) the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option;

     (10) the obligation, if any, of the Company to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities will be redeemed or purchased in whole or in part pursuant to such obligation;

     (11) the currency or currencies (including composite currencies), if other than U.S. dollars, or the form, including equity securities, other debt securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, in which payment of principal of, premium (if any) and interest on and any Additional Amounts with respect to the Offered Debt Securities will be payable;

     (12) if such payments are to be payable, at the election of the Company or a holder thereof, in a currency or currencies other than that in which the Offered Debt Securities are stated to be payable, the currency or currencies in which such payments as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

     (13) if the amount of such payments may be determined with reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, the manner in which such amounts will be determined;

     (14) if other than the entire principal amount thereof, the portion of the principal amount of Offered Debt Securities that will be payable upon declaration of acceleration of the maturity thereof;

     (15) any additional means of satisfaction and discharge of the applicable Indenture with respect to the Offered Debt Securities and any additional conditions to discharge;

     (16) any deletions or modifications of or additions to the definitions, Events of Default or covenants of the Company pertaining to the Offered Debt Securities;

     (17) if the Offered Debt Securities are to be convertible into or exchangeable for equity securities, other debt securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, at the option of the Company or the Holder or upon the occurrence of any condition or event, the terms and conditions for such conversion or exchange;

     (18) whether any of the Offered Debt Securities will be subject to certain optional interest rate reset provisions;

     (19) the additions or changes, if any, to the Indenture with respect to the Offered Debt Securities as shall be necessary to permit or facilitate the issuance of the Offered Debt Securities in bearer form, registered or not registrable as to principal, and with or without interest coupons; and

     (20) any other terms of the Offered Debt Securities.

Reference is also made to the Prospectus Supplement for information with respect to any material United States federal income tax consequences with respect to the ownership and disposition of Offered Debt Securities.

   No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   The Company conducts some of its operations through subsidiaries. The Holders of Debt Securities will have a junior position to any creditors of the Company's subsidiaries.

   Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate that at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

   If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on, or any Additional Amounts with respect to any of the Offered Debt Securities is payable in any foreign currency or foreign currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or foreign currency unit will be set forth in the Prospectus Supplement relating thereto.

 Events of Default

   Unless otherwise provided with respect to any series of Debt Securities, the following are or will be Events of Default under each Indenture with respect to the Debt Securities of such series issued under such Indenture:

     (1) failure to pay principal of or premium, if any, on any Debt Security of such series when due;

     (2) failure to pay any interest on or any Additional Amounts with respect to any Debt Security of such series when due, continued for 30 days;

     (3) failure to deposit any sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 30 days;

     (4) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in such Indenture;

     (5) certain events of bankruptcy, insolvency or reorganization; and

     (6) any other Event of Default as may be specified with respect to Debt Securities of such series.

   If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (1), (2), (3) or (6) above) or at least 25% in principal amount of all outstanding Debt Securities under the applicable Indenture (in the case of an Event of Default described in clause (4) above) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) to be due and payable immediately. If an Event of Default described in clause (5) above occurs, the principal amount of the outstanding Debt Securities of all series ipso facto shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. Depending on the terms of other indebtedness of the Company outstanding from time to time, an Event of Default under the Indentures may give rise to cross defaults on such other indebtedness of the Company.

   Each Indenture provides that, within 90 days after the occurrence of a default with respect to any series of Debt Securities, the Trustee will give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of or premium, if any, or any interest on, or any Additional Amounts or sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance or breach of any covenant or warranty of the Company under such Indenture other than for the payment of the principal of or premium, if any, or any interest on, or any Additional Amounts or sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series.

   The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture), subject to certain limitations specified in the applicable Indenture. Each Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under an obligation to exercise any of its rights or powers under the respective Indenture at the request of any of the Holders of the Debt Securities unless they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request.

   The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture) waive any past default under the applicable Indenture, except (1) a default in the payment of the principal of or premium, if any, or interest on or any Additional Amounts with respect to any Debt Security or (2) in respect of a provision that under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by the Company with certain restrictive provisions of the Indentures.

   The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the applicable Indenture and as to any default in such performance.

 Remedies

   The Indentures provide that no Holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the respective Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless

     (1) an Event of Default with respect to Debt Securities of that series has occurred and continues and such Holder has previously given written notice to the Trustee of the continuing Event of Default;

     (2) the Holders of not less than 25% in principal amount of the outstanding Debt Securities of that series have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee;

     (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

     (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

     (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Debt Securities of that series.

 Modification

   Modifications and amendments of each Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the applicable Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby,

     (1) change the stated maturity date of the principal of, or any installment of principal of or interest on, or any Additional Amounts with respect to any Debt Security,

     (2) reduce the principal amount of, or the premium (if any) or interest on, or any Additional Amounts with respect to any Debt Security,

     (3) change the place or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on, or any Additional Amounts with respect to any Debt Security,

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or

     (5) reduce the percentage in principal amount of outstanding Debt Securities, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults.

   Each Indenture provides that the Company and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the applicable Indenture, provided that such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect.

 Consolidation, Merger and Sale of Assets

   Without the consent of any Holders of outstanding Debt Securities, the Company may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, provided that

     (1) the Person formed by such consolidation or into which the Company is merged or that acquires or leases the properties and assets of the Company substantially as an entirety is a Person that assumes by supplemental indenture the Company's obligations on the Debt Securities and under each Indenture,

     (2) after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing, and

     (3) certain other conditions are met.

   Upon compliance with these provisions by a successor Person, the Company will (except in the case of a lease) be relieved of its obligations under each Indenture and the Debt Securities.

 Discharge and Defeasance

   The Company may terminate its obligations under each Indenture, other than its obligation to pay the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Debt Securities of any series and certain other obligations, provided that it

     (1) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, premium, if any, and any interest on, and any Additional Amounts and mandatory sinking funds with respect to, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date and

     (2) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series.

   The terms of any series of Debt Securities may also provide for legal defeasance pursuant to the applicable Indenture. In such case, if the Company

     (1) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above,

     (2) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and

     (3) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series,

then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series, the obligations of the Company under the applicable Indenture and the Debt Securities of such series to pay the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless the Company's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment.

   The term "U.S. Government Obligations" is or will be defined in each Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

 Form, Exchange, Registration and Transfer

   Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. The Company will appoint the Trustee under each Indenture as Security Registrar for Debt Securities issued thereunder. If a

Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company is required to maintain an office or agency for registration of transfer or exchange in each Place of Payment for such series. The Company may at any time designate additional offices or agencies for registration of transfer or exchange with respect to any series of Debt Securities.

   In the event of any redemption in part, the Company shall not be required to
(1) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or
(2) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

 Payment and Paying Agents

   Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and interest on and any Additional Amounts with respect to Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

   Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in New York, New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities issued under the applicable Indenture. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series.

   All moneys paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on and any Additional Amounts with respect to any Debt Security that remain unclaimed at the end of three years after such principal, premium, interest or Additional Amounts have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

 Securities in Global Form

   The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the applicable Prospectus Supplement. Global Debt Securities may be issued in either temporary or permanent form. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement.

 Meetings

   Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "--Notices" below. Except for any consent that must be given by the Holder of each

Outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series.

 Governing Law

   Each Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

 Notices

   Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register.

 Trustee

   Each Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee is or will be permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

   The Trustee has made loans to the Company and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups. In addition, the Trustee may from time to time serve as a depositary of funds of, and perform other services for, the Company.

Provisions Applicable Solely to Subordinated Debt Securities

   The payment of the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities will be expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness of the Company.

   The Subordinated Indenture will provide that no payment may be made by the Company on account of the principal of, premium, if any, or interest on or any Additional Amounts with respect to the Subordinated Debt Securities, or to acquire any of the Subordinated Debt Securities (including repurchases of Subordinated Debt Securities at the option of the Holder thereof) for cash or property (other than certain junior securities of the Company), or on account of the redemption provisions of the Subordinated Debt Securities, in the event of (1) default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist, or (2) any other event of default with respect to any Designated Senior

Indebtedness permitting the holders of such Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) to declare such Designated Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, upon written notice thereof to the Company and the Subordinated Trustee by any holders of such Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) (the "Payment Notice"), unless and until such event of default shall have been cured or waived or otherwise has ceased to exist, provided that such payments may not be prevented under clause (2) above for more than 179 days after an applicable Payment Notice has been received by the Subordinated Trustee unless the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Designated Senior Indebtedness has been paid in full. No event of default that existed or was continuing on the date of any Payment Notice (whether or not such event of default is on the same issue of Designated Senior Indebtedness) may be made the basis for the giving of a second Payment Notice, and only one such Payment Notice may be given in any 365-day period.

   In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than certain Junior Securities of the Company) is received by the Subordinated Trustee or the Holders of Subordinated Debt Securities at a time when such payment or distribution is prohibited by the foregoing provisions, then, unless such payment or distribution is no longer prohibited by the foregoing provisions, such payment or distribution shall be received and held in trust by the Subordinated Trustee or such Holders or the Paying Agent for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Subordinated Trustee or such Holders or the Paying Agent, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

   Upon any distribution of assets of the Company or upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors, (1) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full before the Holders of Subordinated Debt Securities are entitled to receive any payment on account of the principal of, premium, if any, and interest on or any Additional Amounts with respect to the Subordinated Debt Securities (other than certain junior securities of the Company) and (2) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than certain junior securities of the Company) to which the Holders of Subordinated Debt Securities or the Subordinated Trustee on behalf of such Holders would be entitled, except for the subordination provisions contained in the Subordinated Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

   No provision of the Subordinated Indenture or the Subordinated Debt Securities will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities. The subordination provisions of the Subordinated Indenture and the Subordinated Debt Securities will not prevent the occurrence of any default or Event of Default under the Subordinated Indenture or limit the rights of the Subordinated Trustee or any Holder of Subordinated Debt Securities, subject to the two preceding paragraphs, to pursue any other rights or remedies with respect to the Subordinated Debt Securities.

   As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company and its subsidiaries, Holders of Subordinated Debt Securities may receive ratably less than other creditors.

   The term "Indebtedness," as applied to any Person, unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, will be defined in the Subordinated Indenture as, without duplication, the following:

     (1) all liabilities and obligations, contingent or otherwise, of any such Person

       (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

       (b) evidenced by bonds, notes, debentures or similar instruments,

       (c) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business that are not more than 90 days past their original due date,

       (d) evidenced by banker's acceptances or similar instruments issued or accepted by banks,

       (e) for the payment of money relating to rental obligations under a lease required to be capitalized in accordance with generally accepted accounting principles or

       (f) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

     (2) all net obligations of such Person under certain interest swap and hedging obligations;

     (3) all liabilities of others of the kind described in the preceding clause (1) or (2) that such Person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any capital stock of any Person; and

     (4) any and all deferrals, renewals, extensions, refinancings, refunds (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clause (1), (2) or (3), or this clause (4), whether or not between or among the same parties.

   The term "Senior Indebtedness" of the Company, unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, will be defined in the Subordinated Indenture as

     (1) all Indebtedness of the Company unless, by the terms of the instrument creating or evidencing such Indebtedness, it is provided that such Indebtedness is not superior in right of payment to the Subordinated Debt Securities or to other Indebtedness which is pari passu with or subordinated to the Subordinated Debt Securities and

     (2) any modifications, refunding, deferrals, renewals or extensions of any such Indebtedness or securities, notes or other evidences of Indebtedness issued in exchange for such Indebtedness; provided that in no event shall "Senior Indebtedness" include

       (a) Indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary of the Company,

       (b) Indebtedness to trade creditors or

       (c) any liability for taxes owed or owing by the Company.

   The term "Designated Senior Indebtedness," unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, will be defined in the Subordinated Indenture to mean any Senior Indebtedness of the Company that (1) in the instrument evidencing the same or the assumption or guarantee thereof (or related documents to which the Company is a party) is expressly designated as "Designated Senior Indebtedness" for purposes of the Subordinated Indenture or (unless otherwise provided) the Indenture governing the Company's convertible subordinated debentures, and (2) satisfies such other conditions as may be provided with respect to the Subordinated Debt Securities of such series (provided that such instrument or documents may place limitations and conditions on the rights of the holders of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

   If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement. The Subordinated Indenture will not restrict the amount of Senior Indebtedness that the Company may incur.

                                 CAPITAL STOCK

   The authorized capital stock of the Company consists of 100 million shares of Common Stock, par value $0.10 per share (the "Common Stock"), and 10 million shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The following summary of the material terms of the capital stock of the Company does not purport to be complete and is qualified by reference to the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

Provisions of the Certificate of Incorporation and By-Laws

   The Company's Restated Certificate of Incorporation provides for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class. The Company's Restated Certificate of Incorporation also provides that no action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, and the power of stockholders to act by written consent is specifically denied. The Company's Amended and Restated By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, or by the Board of Directors pursuant to a resolution adopted by a majority of the then-authorized number of directors.

Section 203 of the Delaware General Corporation Law

   The Company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless
(1) prior to such date, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation's outstanding voting stock.

Limitation on Changes in Control

   Certain of the above provisions of the Company's Restated Certificate of Incorporation and Amended and Restated By-Laws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management or deterring potential acquirors from making an offer to stockholders of the Company. This could be the case notwithstanding that a majority of the stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock.

Common Stock

   Each share of Common Stock possesses ordinary voting rights for the election of directors and for other corporate matters, each share being entitled to one vote. Cumulative voting rights are denied. The Common Stock does not carry preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund. Subject to any preferential rights of the Preferred Stock, the holders of Common Stock are entitled to receive dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up.

   The Company's Restated Certificate of Incorporation provides that stockholders may not act by written consent in lieu of a meeting. The Restated Certificate of Incorporation further provides that the number of directors shall not be fewer than three (3) nor more than fifteen (15) and provides for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class, except that the initial terms of the three classes expire in 1999, 2000 and 2001, respectively. A director may not be removed without cause and may only be removed for cause by the affirmative vote of the holders of 75% or more of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class. Special meetings of the stockholders may be called by the Chairman of the Board, the President or the Board of Directors, but may not be called by stockholders. The provisions relating to capital stock, the Board of Directors, the Board of Directors' power to amend the Bylaws, the calling of special meetings, actions taken by written consent and limitation of liability of directors may be amended only by the vote of the holders of at least 80% of the capital stock entitled to vote for the election of directors.

Preferred Stock

   The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of Preferred Stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Board of Directors is authorized to fix or alter the designation, number, voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions of such rights. Among the specific matters that may be determined by the Board of Directors are the rate of dividends; the redemption price, if any; the terms of a sinking fund or redemption or purchase account, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company; conversion or exchange rights, if any; and voting powers, if any.

   Although the Company has no present intention to issue additional shares of Preferred Stock, the issuance of shares of the Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the Company's securities are traded.

Depositary Shares

   The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares (as defined below) and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of Preferred Stock which have been or will be filed with the Commission in connection with the offering of such series of Preferred Stock.

 General

   The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of receipts for depositary shares ("Depositary Shares"), each of which will represent fractional interests of a particular series of Preferred Stock (which will be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock).

   The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable fractional interests in shares of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Shares (including dividend, voting, redemption, conversion and liquidation rights).

   The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Stock in accordance with the terms of the offering described in the related Prospectus Supplement.

 Dividends and Other Distributions

   The Depositary will distribute all cash dividends or other cash distributions received in respect of Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

   In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

   The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to the holders of Depositary Shares.

 Redemption of Depositary Shares

   If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

   After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

 Voting the Preferred Stock

   Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so.

 Amendment and Termination of Depositary Agreement

   The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if
(1) all outstanding Depositary Shares relating thereto have been redeemed or
(2) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

 Charges of Depositary

   The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

 Resignation and Removal of Depositary

   The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

 Miscellaneous

   The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

   Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

Warrants

   The Company may issue warrants (the "Warrants"), including Warrants to purchase Debt Securities ("Debt Warrants"), Warrants to purchase Common Stock or Preferred Stock ("Stock Warrants"), and Warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by the Company. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

 Debt Warrants

   The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following:

     (1) the title of such Debt Warrants;

     (2) the offering price for such Debt Warrants, if any;

     (3) the aggregate number of such Debt Warrants;

     (4) the designation and terms of such Debt Securities purchasable upon exercise of such Debt Warrants;

     (5) if applicable, the designation and terms of the Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security;

     (6) if applicable, the date from and after which such Debt Warrants and any Securities issued therewith will be separately transferable;

     (7) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise;

     (8) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire;

     (9) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time;

     (10) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form;

     (11) information with respect to book-entry procedures, if any;

     (12) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

     (13) if applicable, a discussion of certain United States federal income tax considerations;

     (14) the antidilution provisions of such Debt Warrants, if any;

     (15) the redemption or call provisions, if any, applicable to such Debt Warrants; and

     (16) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

 Stock and Other Warrants

   The applicable Prospectus Supplement will describe the terms of any Stock Warrants or other Warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by the Company, including the following:

     (1) the title of such Stock Warrants or other Warrants;

     (2) the offering price of such Stock Warrants or other Warrants, if any;

     (3) the aggregate number of such Stock Warrants or other Warrants;

     (4) the designation and terms of the Common Stock, Preferred Stock or equity securities issued by an unaffiliated corporation or other entity and held by the Company purchasable upon exercise of such Stock Warrants or other Warrants;

     (5) if applicable, the designation and terms of the Securities with which such Stock Warrants or other Warrants are issued and the number of such Stock Warrants or other Warrants issued with each such Security;

     (6) if applicable, the date from and after which such Stock Warrants or other Warrants and any Securities issued therewith will be separately transferrable;

     (7) the number of shares of Common Stock, Preferred Stock or equity securities issued by an unaffiliated corporation or other entity and held by the Company purchasable upon exercise of a Stock Warrant or other Warrant and the price at which such shares may be purchased upon exercise;

     (8) the date on which the right to exercise such Stock Warrants or other Warrants shall commence and the date on which such right shall expire;

     (9) if applicable, the minimum or maximum amount of such Stock Warrants or other Warrants which may be exercised at any one time;

     (10) the currency, currencies or currency units in which the offering price, if, any, and the exercise price are payable;

     (11) if applicable, a discussion of certain United States federal income tax considerations;

     (12) the antidilution provisions of such Stock Warrants or other Warrants, if any;

     (13) the redemption or call provisions, if any, applicable to such Stock Warrants or other Warrants; and

     (14) any additional terms of such Stock Warrants or other Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants or other Warrants.

Stockholder Rights Plan

   Each share of Common Stock includes one right to purchase Preferred Stock of the Company ("Right"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Fractional Share") of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company (the "Series A Preferred Stock"), at a purchase price per Fractional Share of $90, subject to adjustment (the "Purchase Price"). The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between the Company and The Chase Manhattan Bank, Rights Agent (the "Rights Agreement"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference.

   The Rights will be separated from the Common Stock and a "Rights Distribution Date" will occur, with certain exceptions, upon the earlier of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Company's Common Stock (the date of the announcement being the "Stock Acquisition Date"), or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person. In certain circumstances, the Rights Distribution Date may be deferred by the Board of Directors of the Company. Certain inadvertent acquisitions will not result in a person becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock. Until the Rights Distribution Date, (1) the Rights are evidenced by the certificates representing outstanding shares of Common Stock and will be transferred with and only with such certificates, which contain a notation incorporating the Rights Agreement by reference, and (2) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

   The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business 10 years after the Rights are issued, unless earlier redeemed or exchanged by the Company as described below.

   As soon as practicable after the Rights Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Rights Distribution Date and, from and after the Rights Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Rights Distribution Date will be issued with Rights. Shares of Common Stock issued after the Rights Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board of Directors of the Company, no other shares of the Common Stock issued after the Rights Distribution Date will be issued with Rights.

   In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent directors of the Company determines to be fair to and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right as set by the Company's Board of Directors. Notwithstanding the foregoing, following the occurrence of any Triggering Event (as defined below), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. Rights are not exercisable following the occurrence of any Flip-In Event, however, until such time as the Rights are no longer redeemable by the Company as set forth below.

   In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (1) the Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer) or (2) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that are voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right as set by the Company's Board of Directors. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

   The number of outstanding Rights associated with a share of Common Stock, or the number of Fractional Shares of Series A Preferred Stock issuable upon exercise of a Right and the Purchase Price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock occurring prior to the Rights Distribution Date. The Purchase Price payable, and the number of Fractional Shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A Preferred Stock.

   At any time until ten days following the first date of public announcement of the occurrence of a Flip-In Event, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, payable, at the option of the Company, in cash, shares of Common Stock or such other consideration as the Board of Directors of the Company may determine. Immediately upon the effectiveness of the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

   At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding or the occurrence of a Flip-Over Event, the Company may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights should not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration of the Company) or for the common stock of the acquiring company as set forth above or are exchanged as provided in the preceding paragraph.

   Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement other than the redemption price may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

   The Rights have certain antitakeover effects. They will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Company's Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire the

Company, even if such acquisition may be favorable to the interests of the Company's stockholders. Because the Board of Directors of the Company can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the Board. The Rights were issued to protect the Company's stockholders from coercive or abusive takeover tactics and inadequate takeover offers and to afford the Company's Board of Directors more negotiating leverage in dealing with prospective acquirors.

                              PLAN OF DISTRIBUTION

   The Company may sell the Securities in and/or outside the United States: (1) through underwriters or dealers; (2) directly to a limited number of purchasers or to a single purchaser; or (3) through agents. The Prospectus Supplement with respect to the Securities offered will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price of the Securities offered and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Securities offered will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities offered if any are purchased.

   If dealers are utilized in the sale of Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

   The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   The Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

   If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

   Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

   The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

                                 LEGAL MATTERS

   Certain legal matters in connection with the securities offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., counsel to the Company, located at 910 Louisiana, Houston, Texas 77002.

                                    EXPERTS

   The Pennzoil Products Group combined financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   The consolidated financial statements and financial statement schedule of Quaker State Corporation and its subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Registration Statement, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   The Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document filed by the Company at the Commission's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; at regional offices of the Commission at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, New York, New York 10048. The Company's filings are also available to the public from the Commission's Internet web site at http://www.sec.gov. Information concerning the Company also may be inspected at the New York Stock Exchange offices located at 20 Broad Street, New York, New York 10005.

   We have filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information in the Registration Statement. For further information with respect to the Company and the Securities, you should read the Registration Statement and the exhibits attached to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Commission allows the Company to "incorporate by reference" the information it files with them, which means that the Company can disclose important information to you by referring you to those documents that are considered part of this Prospectus. Later information the Company files with the Commission will automatically update and supersede this information. The Company incorporates by reference the following documents filed with the Commission (File No. 1-14501):

     (1) The Company's Form 10, as amended, declared effective by the Commission on December 2, 1998;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

     (3) The description of rights to purchase preferred stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 18, 1998; and

     (4) The Company's Current Reports on Form 8-K filed with the Commission on December 18, 1998, December 29, 1998, and January 13, 1999, as amended on January 20, 1999.

   Any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference in this Prospectus until we complete any offering of the securities.

   We will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Ms. Linda F. Condit, Corporate Secretary, Pennzoil Place, P.O. Box 2967, Houston, Texas 77252-2967 (telephone 713/546-4000).

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                                  $150,000,000

                          [PENNZOIL-QUAKER STATE LOGO]

                              8.65% Notes due 2002

                                 ------------

                             PROSPECTUS SUPPLEMENT
                               November 30, 2000
                                 ------------

                              Salomon Smith Barney


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